CERTIFICATE OF DESIGNATION OF PREFERENCES
                         OF SERIES B PREFERRED SHARES OF
                       CREATIVE MEDICAL DEVELOPMENT, INC.
                             A Delaware Corporation

     John E. Hart, pursuant to the provisions of the General Corporation Law of Delaware hereby certifies that:

     1. He is the duly elected and acting Secretary of Creative Medical Development, Inc., a Delaware corporation.

     2. Pursuant to authority given by the corporation's Certificate of Incorporation, the Board of Directors has duly adopted the following preamble and resolution:

          Pursuant to the Agreement of Merger and Plan of Reorganization between and among this corporation, its subsidiary OMNI Acquisition, Inc., an Oregon corporation (OAI), and OMNI International Rail Products, Inc., an Oregon corporation (OMNI), providing for the merger of OMNI with and into OAI (Merger Agreement) approved at the March 25, 1997 board of directors meeting and executed April 17, 1997:

          RESOLVED that, pursuant to Section 2.1.5 of the Merger Agreement, of the five million (5,000,000) shares of $.01 par value preferred stock that the corporation is authorized to issue, one million (1,000,000) shares are designated Series B Preferred Stock with the following powers, preferences and rights:

     1. The Series B Preferred Stock will be automatically converted into common stock of the corporation if the corporation reports gross annual revenues of $20,000,000 or annual pre-tax earnings of $1,500,000 during either the fiscal year ending in 1998 or the fiscal year ending in 1999. If, after the reporting of annual revenues and earnings for the fiscal year ending in 1999, the conversion has not occurred, the Class B Preferred Stock will be deemed canceled and of no further force or effect.

     2. Each share of Series B Preferred Stock, until converted or canceled, has voting rights equivalent to one share of common stock of the corporation.

     3. The Series B Preferred Stock has no liquidation preferences or dividend rights.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on April 29, 1997.

                                            /s/  JOHN E. HART
                                            ------------------------------------
                                            John E. Hart, Secretary

     The undersigned declares under penalty of perjury that the statements in the above certificate are true of his own knowledge and that this declaration was executed on April 29, 1997 at Portland, Oregon.


                                            /S/  JOHN E. HART
                                            ------------------------------------
                                            John E. Hart